  Exhibit 99.1
Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Announces Entry into the Permian Basin and
Provides 2016 Financial Results

HOUSTON, TX – (PRNewswire – April 12, 2017) – Yuma Energy, Inc. (NYSE MKT: YUMA) (the “Company” or “Yuma”) today announced its entry into the Permian Basin as well as its financial results for the year ended December 31, 2016 and provided an operational property overview.

Recent Events

Yuma recently entered into a joint development agreement covering 33,280 acres in an area of mutual interest (“AMI”) with two private companies and acquired an 87.5% working interest in approximately 2,269 acres (1,985 net acres) in Yoakum County to horizontally develop the San Andres Play in the Permian Basin of west Texas. Yuma is the operator of the joint venture and intends to spud its first joint venture well in 2017, as well as acquire additional acreage within the AMI.

Year End and Fourth Quarter 2016 Highlights

●
The merger of Yuma and privately held Davis Petroleum Acquisition Corp. (“Davis”) was completed on October 26, 2016 in an all-stock transaction, with Davis becoming a wholly owned subsidiary of Yuma.

●
The Company entered into a credit agreement providing for a $75.0 million 3-year revolving credit facility on October 26, 2016 in connection with the merger. The initial borrowing base of the credit facility was $44.0 million, which was extended by the redetermination on January 1, 2017. The Company has current borrowings under the credit facility of $39.5 million.

●
Net average production was 2,445 Boe/d for the fourth quarter of 2016 (including approximately two months of Davis and Yuma combined), a 59.5 percent increase over the fourth quarter of 2015.

●
Lease operating expenses and workover costs were $2,252,228 for the fourth quarter of 2016 (including approximately two months of Davis and Yuma combined), a 7.3 percent reduction when compared to the fourth quarter 2015.

●
Commodity derivatives were entered into during the fourth quarter which brought the Company’s total hedge position to 2,629,799 MMBtu of natural gas at an average price of $3.11 per MMBtu and 258,804 barrels of oil at an average price of $55.63 per Bbl for calendar year 2017; 1,451,734 MMBtu of natural gas at an average price of $3.00 per MMBtu and 195,152 barrels of oil at an average price of $53.17 per Bbl for calendar year 2018; and 156,320 barrels of oil at an average price of $53.77 per Bbl for calendar year 2019.

Management Comments

Sam L. Banks, President and CEO of Yuma Energy, Inc., commented, “We are excited about our initial entry into the Permian Basin and look forward to expanding our position in the San Andres horizontal play. Together with our recent merger with Davis Petroleum Acquisition Corp., we are poised to take advantage of the opportunities 2017 will bring.  The merger with Davis has increased our liquidity and improved our financial position, while at the same time nearly doubling our production and increasing our reserves. The transaction allows us to take advantage of low-risk and low-cost growth opportunities from our existing inventory, continue the development and expansion of our San Andres play, and actively pursue acquisitions and mergers.”

Operational Highlights for 2016

In 2016, we significantly reduced our capital spending and drilled and completed one successful well, the EE Broussard #1 in our Cameron Canal Field in Cameron Parish, Louisiana. In addition, we also focused on reducing our controllable costs to offset lower commodity prices and increase our margins. Lease operating expenses and workover costs during the fourth quarter of 2016 were approximately $2.3 million (including approximately two months of Davis and Yuma combined), a 7.3 percent ($0.2 million) reduction compared to the fourth quarter of 2015. For the full year of 2016, lease operating expenses and workover costs were approximately $5.6 million, or 27.2 percent ($2.1 million) lower than in 2015. We have reduced total operating expenses quarter after quarter in 2016 and will continue to seek ways to optimize our operations to meet the current price environment.

Net production averaged 2,445 Boe/d during the fourth quarter of 2016 (including approximately two months of Davis and Yuma combined), which was 59.5 percent (912 Boe/d) higher than the same quarter in the prior year. Net average production for the full year of 2016 was 1,812 Boe/d, down 13.0 percent (277 Boe/d) when compared to the full year of 2015, primarily due to the higher production levels experienced at Lac Blanc, El Halcón, and Chalktown during the first two quarters of 2015.

Recent Operational Updates

Bayou Hebert Field – Vermillion Parish, Louisiana. During December 2016, the operator recompleted the Thibodeaux No. 1-ST1 from the Lower Cris R-2 “C” sand to the Lower Cris R-2 “B” sand. The well was producing approximately 3.7 MMcf/d of natural gas and 65 Bbl/d of oil gross (0.3 MMcf/d and 6 Bbl/d net) prior to the recompletion. The Thibodeaux No. 1-ST1 is currently producing approximately 19.3 MMcf/d of natural gas and 354 Bbl/d of oil gross (1.7 MMcf/d and 32 Bbl/d net). The total field is currently producing approximately 48 MMcf/d of natural gas and 900 Bbl/d of oil gross (4.3 MMcf/d and 81 Bbl/d net).

Lac Blanc Field – Vermillion Parish, Louisiana. During March 2017, the Company performed workover operations on the SL 18090 #2 well re-establishing production from the Miocene Siphonina D-1 sand (18,700 feet sand). Before the workover the well was shut-in. Currently, the well is producing approximately 1.9 MMcf/d of natural gas and 40 Bbl/d of oil (1.3 MMcf/d and 28 Bbl/d net).

Oil and Natural Gas Reserves – SEC Prices

The table below summarizes the Company?s estimated proved reserves at December 31, 2016, which were prepared in accordance with Securities and Exchange Commission (?SEC?) guidelines by Netherland, Sewell & Associates, Inc. (?NSAI?), an independent petroleum engineering firm. In preparing its report, NSAI evaluated 100% of the Company?s properties at December 31, 2016.

Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for each of the preceding twelve months, which were $42.75 per Bbl West Texas Intermediate and $2.48 per MMBtu Henry Hub, for the year ended December 31, 2016. Adjustments were made for location and grade. The information in the following table does not give any effect to or reflect the Company’s commodity derivatives.

	Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)(1)	Present Value Discounted at 10% ($ in thousands) (2)
Proved developed	2,203	1,061	21,919	6,917	67,317
Proved undeveloped	773	287	2,060	1,404	6,283
Total proved	2,976	1,348	23,979	8,321	73,600

(1)
Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)
PV-10 is a non-GAAP financial measure. See “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Oil and Natural Gas Reserves – Strip Prices

NSAI also prepared estimates of the Company’s proved reserves at year-end 2016 using strip prices as of December 31, 2016, adjusted for differentials. Reference oil prices per barrel for the years 2017, 2018, 2019, 2020, and 2021 were $56.19, $56.59, $56.10, $56.05, $56.21, respectively, and were held flat at $56.51 per barrel thereafter. Reference natural gas prices per MMBTU for the years 2017, 2018, 2019, 2020, and 2021 were $3.61, $3.14, $2.87, $2.88, $2.91, respectively, and were held flat at $2.93 per MMBtu thereafter. Differentials vary by field but overall were approximately $3.00 per barrel for oil and $0.30 per MMBtu for natural gas.

Management believes the disclosure of estimated reserves using strip prices is useful in that it offers stockholders additional information about the quantity and value of our reserves under an alternative price scenario to that of SEC prices. In addition, management generally makes decisions based on estimated future prices as is customary in the industry.

The Company’s estimated proved reserves by category as of December 31, 2016, based on strip prices, are provided in the following table. A decline in strip prices would likely result in a reduction in the quantity and value of reserves shown. The information in the following table does not give any effect to or reflect the Company’s commodity derivatives.

	Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)(1)	Present Value Discounted at 10% ($ in thousands) (2)
Proved developed	2,379	1,082	22,086	7,142	103,194
Proved undeveloped	953	373	2,582	1,756	14,759
Total proved	3,331	1,455	24,668	8,898	117,954

(1)
Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

(2)
PV-10 is a non-GAAP financial measure. See “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Financial Results

Production

The following table presents the net quantities of oil, natural gas and natural gas liquids produced and sold by the Company for the years ended December 31, 2016 and 2015, and the average sales price per unit sold.

	Years Ended December 31,
	2016	2015
Production volumes:
Crude oil and condensate (Bbls)	172,003	209,545
Natural gas (Mcf)	2,326,400	2,547,300
Natural gas liquids (Bbls)	104,689	129,670
Total (Boe) (1)	664,425	763,765
Average prices realized:
Crude oil and condensate (per Bbl)	$42.21	$46.92
Natural gas (per Mcf)	$2.45	$2.63
Natural gas liquids (per Bbl)	$17.33	$17.01

(1)
Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

Revenues

The following table presents the Company’s revenues for the years ended December 31, 2016 and 2015.

	Years Ended December 31,
	2016	2015
Sales of natural gas and crude oil:
Crude oil and condensate	$7,260,169	$9,764,907
Natural gas	5,697,879	6,687,095
Natural gas liquids	1,814,660	2,175,998
Total revenues	$14,772,708	$18,628,000

Expenses

The Company’s lease operating expenses (“LOE”) and LOE per Boe for the years ended December 31, 2016 and 2015, are set forth below:

	Years Ended December 31,
	2016	2015
Lease operating expenses	$3,303,789	$5,158,553
Severance, ad valorem taxes and marketing	2,259,841	2,484,484
Total LOE	$5,563,630	$7,643,037

LOE per Boe	$8.37	$10.01
LOE per Boe without severance, ad valorem taxes and marketing	$4.97	$6.75

 Commodity Derivative Instruments

Commodity derivative instruments open as of December 31, 2016 are provided below. Natural gas prices are NYMEX Henry Hub prices, and crude oil prices are NYMEX West Texas Intermediate.

	2017	2018	2019
	Settlement	Settlement	Settlement
NATURAL GAS (MMBtu):
Swaps
Volume	2,381,776	1,451,734	-
Price	$3.13	$3.00	-

3-way collars
Volume	248,023	-	-
Ceiling sold price (call)	$3.28	-	-
Floor purchased price (put)	$2.95	-	-
Floor sold price (short put)	$2.38	-	-

CRUDE OIL (Bbls):
Swaps
Volume	145,775	195,152	156,320
Price	$52.24	$53.17	$53.77

3-way collars
Volume	113,029	-	-
Ceiling sold price (call)	$77.00	-	-
Floor purchased price (put)	$60.00	-	-
Floor sold price (short put)	$45.00	-	-

About Yuma Energy, Inc.

Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on delivering competitive returns to stockholders by acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. We are committed to conducting our business in a manner that protects the environment and public health while upholding our values of integrity, trust, and open communications in all business activities. Our operations are currently focused on onshore properties located in central and southern Louisiana, southeastern Texas, and Kern and Santa Barbara Counties in California. In addition, we have non-operated positions in the South Texas Eagle Ford, East Texas Woodbine and the Bakken Shale in North Dakota. Our common stock is traded on the NYSE MKT under the trading symbol “YUMA.”

Reincorporation Merger and Davis Merger

On October 26, 2016, Yuma Energy, Inc., a California corporation (“Yuma California”), merged with and into the Company resulting in the reincorporation from California to Delaware (the “Reincorporation Merger”). In connection with the Reincorporation Merger, Yuma California converted each outstanding share of its 9.25% Series A Cumulative Redeemable Preferred Stock, no par value per share (the “Yuma California Series A Preferred Stock”), into 35 shares of its common stock, no par value per share (the “Yuma California Common Stock”), and then each share of Yuma California Common Stock was exchanged for one-twentieth of one share of common stock, $0.001 par value per share, of the Company (the “common stock”). Immediately after the Reincorporation Merger on October 26, 2016, a wholly owned subsidiary of the Company merged (the “Davis merger”) with and into Davis, in exchange for approximately 7,455,000 shares of common stock and 1,754,179 shares of Series D Convertible preferred stock, $0.001 par value per share (the “Series D preferred stock”). The Series D preferred stock had an aggregate liquidation preference of approximately $19.4 million and a conversion rate of $11.0741176 per share at the closing of the Davis Merger, and will be paid dividends in the form of additional shares of Series D preferred stock at a rate of 7% per annum. As a result of the Davis merger, the former holders of Davis common stock received approximately 61.1% of the then outstanding common stock of the Company and thus acquired voting control. Although the Company was the legal acquirer, for financial reporting purposes the Davis Merger was accounted for as a reverse acquisition of the Company by Davis.

As part of the closing of the Davis Merger, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Sam L. Banks, RMCP PIV DPC, LP, RMCP PIV DPC II, LP, Davis Petroleum Investment, LLC, Sankaty Davis, LLC, Paul-ECP2 Holdings, LP, HarbourVest Partners VIII – Buyout Fund L.P., Dover Street VII L.P., Michael S. Reddin, Thomas E. Hardisty, Susan J. Davis, Gregory P. Schneider, and Steven Enger (collectively, the “Stockholders”), pursuant to which we agreed to register, at our cost, with the SEC the resale of the common stock issued to the Stockholders and the common stock issued upon conversion of the Series D preferred stock. We agreed to file a shelf registration statement (the “Shelf Registration Statement”) with the SEC on or before April 24, 2017, subject to certain exceptions. The Stockholders may request registration no more than three times during any twelve consecutive months, of shares having an estimated offering price of greater than $5.0 million. No request may be made after the fourth anniversary of the effectiveness of the Shelf Registration Statement. In addition, if we file a registration statement within four years of the effectiveness of the Shelf Registration Statement, we must offer to the Stockholders the opportunity to include the resale of their shares in the registration statement, subject to customary qualifications and limitations.

Subsequent to the Davis Merger, Ben T. Morris resigned from our board of directors and Stuart E. Davies, Neeraj Mital and J. Christopher Teets were appointed to our board of directors and Richard K. Stoneburner became the Non-Executive Chairman of the board of directors. Sam L. Banks continues to serve as Director, President and Chief Executive Officer, and James W. Christmas and Frank A. Lodzinski also continue to serve as directors. Subsequent to the Davis Merger, on December 20, 2016, Mr. Davies resigned from the board of directors.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, and estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by the Company in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and natural gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; further declines in oil and natural gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change.  The Company’s annual report on Form 10-K for the year ended December 31, 2016, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact:

James J. Jacobs
Treasurer and Chief Financial Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	2016	2015

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,625,686	$4,064,094
Accounts receivable, net of allowance for doubtful accounts:
Trade	4,827,798	2,989,590
Officers and employees	68,014	1,121
Other	1,757,337	3,793,257
Commodity derivative instruments	-	1,711,072
Prepayments	1,063,418	328,218
Other deferred charges	284,305	-

Total current assets	11,626,558	12,887,352

OIL AND GAS PROPERTIES (full cost method):
Proved properties	488,723,905	425,767,477
Unproved properties - not subject to amortization	3,656,989	178,761

	492,380,894	425,946,238
Less: accumulated depreciation, depletion and amortization	(410,440,433)	(381,987,616)

Net oil and gas properties	81,940,461	43,958,622

OTHER PROPERTY AND EQUIPMENT:
Land, buildings and improvements	1,600,000	179,054
Other property and equipment	7,136,530	8,855,503
	8,736,530	9,034,557
Less: accumulated depreciation and amortization	(5,349,145)	(7,357,964)

Net other property and equipment	3,387,385	1,676,593

OTHER ASSETS AND DEFERRED CHARGES:
Deferred taxes	-	1,425,964
Deposits	467,306	404,242
Other noncurrent assets	517,201	-

Total other assets and deferred charges	984,507	1,830,206

TOTAL ASSETS	$97,938,911	$60,352,773

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS – CONTINUED
(Unaudited)

	2016	2015

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$599,341	$-
Accounts payable, principally trade	11,009,631	5,065,334
Commodity derivative instruments	1,340,451	-
Asset retirement obligations	376,735	184,881
Other accrued liabilities	2,572,680	733,070

Total current liabilities	15,898,838	5,983,285

LONG-TERM DEBT	39,500,000	-

OTHER NONCURRENT LIABILITIES:
Asset retirement obligations	9,819,648	5,147,169
Commodity derivative instruments	1,215,551	-
Other	-	95,000

Total other noncurrent liabilities	11,035,199	5,242,169

Commitments and contingencies (Note 18)

EQUITY
Preferred stock
Series D Convertible, $.001 par value (7 million authorized, 1,776,718
issued as of December 31, 2016)	1,777	-
Series A Convertible, $.01 par value (50 million authorized, 33,367,187
issued as of December 31, 2015, retired October 26, 2016)	-	333,672
Common stock
($.001 par value, 100 million shares authorized, 12,201,884 issued as of
December 31, 2016 and 7,440,152 issued as of December 31, 2015)	12,202	7,440
Paid-in capital	43,877,563	209,512,985
Treasury stock	-	(41,350,488)
Accumulated earnings (deficit)	(12,386,668)	(119,376,290)

Total equity	31,504,874	49,127,319

TOTAL LIABILITIES AND EQUITY	$97,938,911	$60,352,773

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Years Ended December 31,
	2016	2015

REVENUES:
Sales of natural gas and crude oil	$14,772,708	$18,628,000

EXPENSES:
Lease operating and production costs	5,563,630	7,643,037
General and administrative – stock-based compensation	1,731,969	933,017
General and administrative – other	12,727,328	6,865,763
Depreciation, depletion and amortization	8,239,802	17,139,137
Asset retirement obligation accretion expense	254,573	175,643
Impairment of oil and gas properties	20,654,848	40,479,906
Loss on write-off of other assets	833,157	-
Other	561,723	8,542
Total expenses	50,567,030	73,245,045

LOSS FROM OPERATIONS	(35,794,322)	(54,617,045)

OTHER INCOME (EXPENSE):
Net gains (losses) from commodity derivatives	(3,775,254)	3,319,004
Interest expense	(659,572)	(577,936)
Other, net	55,779	20,954
Total other income (expense)	(4,379,047)	2,762,022

LOSS BEFORE INCOME TAXES	(40,173,369)	(51,855,023)

Income tax expense - current	-	6,000
Income tax expense - deferred	1,425,964	10,454,802

NET LOSS	(41,599,333)	(62,315,825)

PREFERRED STOCK:
Dividends paid in kind	1,323,641	1,230,343
Loss on retirement of DPAC Series "A" Preferred Stock	(271,914)	-

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS	$(42,651,060)	$(63,546,168)

LOSS PER COMMON SHARE:
Basic	$(5.13)	$(8.58)
Diluted	$(5.13)	$(8.58)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING:
Basic	8,317,777	7,409,201
Diluted	8,317,777	7,409,201

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Reconciliation of net loss to net cash provided by (used in) operating activities:
Net loss	$(41,599,333)	$(62,315,825)
Depreciation, depletion and amortization of property and equipment	8,239,802	17,139,137
Impairment of oil and gas properties	20,654,848	40,479,906
Amortization of debt issuance costs	148,970	210,067
Net deferred income tax expense	1,425,964	10,454,802
Stock-based compensation expense	1,731,969	933,017
Settlement of asset retirement obligations	(287,902)	(1,032,661)
Accretion of asset retirement obligation	254,573	175,643
Bad debt expense	556,406	-
Net gains (losses) from commodity derivatives	3,775,254	(3,319,004)
Losses on sales and write-offs of fixed assets	838,473	-
Changes in assets and liabilities:
Decrease in accounts receivable	3,698,004	1,133,493
Decrease in prepaids, deposits and other assets	353,889	10,924,780
Decrease in accounts payable and other current and non-current liabilities	(4,090,155)	(4,738,397)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(4,299,238)	10,044,958

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for oil and gas properties	(10,066,999)	(23,301,875)
Proceeds from sale of oil and gas properties and other fixed assets	1,152,958	1,710,140
Merger with Yuma California	1,887,426	-
Derivative settlements	1,607,365	10,344,207

NET CASH USED IN INVESTING ACTIVITIES	(5,419,250)	(11,247,528)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	247,013	-
Borrowings on senior credit facility	18,700,000	10,000,000
Repayments of borrowings	(9,049,625)	(15,000,000)
Debt issuance costs	(208,985)	-
Treasury stock repurchases	(408,323)	(210,341)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	9,280,080	(5,210,341)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(438,408)	(6,412,911)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,064,094	10,477,005

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,625,686	$4,064,094

Supplemental disclosure of cash flow information:
Interest payments (net of interest capitalized)	$590,160	$362,860
Interest capitalized	$26,121	$-
Income tax payments	$-	$-

Supplemental disclosure of significant non-cash activity:
Change in capital expenditures financed by accounts payable	$323,910	$13,729,612

Yuma Energy, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
Unaudited

Non-GAAP Financial Measures

The non-GAAP financial measure of PV-10, as calculated by the Company below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These disclosures may not be comparable to similarly titled measures used by other companies. Further, this non-GAAP measure should only be considered in conjunction with financial statements and disclosures prepared in accordance with GAAP and should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss, standardized measure of discounted future net cash flows or any other GAAP measure of financial position or results of operations.

PV10

Present Value Discounted at 10% (“PV10”) is a Non-GAAP measure that differs from the GAAP measure “standardized measure of discounted future net cash flows” in that PV10 is calculated without regard to future income taxes. Management believes that the presentation of the PV10 value is relevant and useful to investors because it presents the estimated discounted future net cash flows attributable to the Company’s estimated proved reserves independent of its income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to the Company’s reserves. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, management uses, and believes the industry generally uses, the PV10 measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties. PV10 does not necessarily represent the fair market value of oil and natural gas properties.

PV10 is not a measure of financial or operational performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. For a presentation of the standardized measure of discounted future net cash flows, see Note 26 – Supplementary Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited) in the Notes to the Consolidated Financial Statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2016. The table below provides a reconciliation of the Company’s PV10 to the standardized measure of discounted future net cash flows.

Present value of estimated future net revenues (PV10)	73,600
Future income taxes discounted at 10%	-
Standardized measure of discounted future net cash flows	73,600